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                                             [LINCOLN FINANCIAL GROUP(R) LOGO]
                                                                  LINCOLN LIFE
                                                                LAW DEPARTMENT
                                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                                                             ONE GRANITE PLACE
                                                  CONCORD, NEW HAMPSHIRE 03301

                                                            RONALD R. BESSETTE
                                                             ASSOCIATE COUNSEL
                                                           Phone: 603-229-6140
                                                             Fax: 603-226-5448
                                                       Ronald.Bessette@LFG.com
August 8, 2007

The Lincoln National Life Insurance Company
One Granite Place
Concord, New Hampshire 03301

  Re: Initial Registration Statement on Form N-6 and Amendment No. 86 to
      Registration Statement under the Investment Company Act of 1940 (File No. 811-08579) Lincoln Life Flexible Premium Variable Life Account R

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by The Lincoln National Life Insurance Company (the "Company") and its separate account, Lincoln Life Flexible Premium Variable Life Account R (the "Separate Account"), of Initial Registration Statement on Form N-6 and Amendment No. 86 to Registration Statement under the Investment Company Act of 1940 (File No. 811-08579) (the "Registration Statement"). The Registration Statement covers an indefinite amount of interests under the variable portion of Lincoln SVULONE2007 (the Policies"), a flexible premium survivorship variable life insurance policy offered by the Company. Premiums paid under the Policies may be allocated by the Company to the Separate Account in accordance with the owners' directions.

The Policies are designed to provide life insurance protection and are to be offered in a manner described in the prospectus which is included in the Registration Statement.

The Policies will be sold only in jurisdictions authorizing such sales.

I am familiar with the terms of the Policies and the Registration Statement and Exhibits thereto. I have also examined all such corporate records of the Company and such other documents and laws as I considered appropriate as a basis for the opinion hereinafter expressed.

Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Separate Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Separate Account.

I consent to the use of this opinion as an Exhibit to the Registration
Statement.

Sincerely,
/s/Ronald R. Bessette
Ronald R. Bessette
Associate  Counsel